
Nicolas Party (b. 1980)
Initial Offering Price
$3,608,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
Nicolas Party has the highest record price growth rate of any artist tracked by Masterworks with a 238% CAGR.
INVESTMENT THESIS
Price Appreciation of Similar Works
69.0%
Sharpe Ratio (2018-2021)
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Nicolas Party
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0.80
S&P 500
1.07
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Nicolas Party

(b. 1980)

Why we like this offering

1. The Artwork is a prime example of Nicolas Party's stylized landscape paintings, which often feature sunsets or sunrises in imaginary forested environments.
2. Auction records for artworks similar in subject and style are led by the artist's top auction record **Blue sunset** (2018), which is larger than the Artwork and sold for $6,667,293 at Christie's in November 2022, followed by **Landscape** (2021), which sold for $3,270,000 at Christie's in November 2021, and **Landscape** (2015), which sold for $2,958,329 at Christie's on December 1, 2021.
3. The Artwork shares key characteristics with Nicolas Party's top auction record painting **Blue sunset** (2018), which is larger than the Artwork and sold for $6,667,293 at Christie's Hong Kong on November 30, 2022. Both paintings feature the graphic sunset reflection, rippling water, trees, and full moon.
4. Nicolas Party simplifies his natural landscapes into geometric shapes and bold, contrasting colors, intentionally removing any trace of human intervention on the land in his paintings.
5. Surrounded by the verdant landscape of Lausanne, Switzerland, Nicolas Party has always painted landscapes. He cites the late 19th-century European landscape painters Félix Vallotton, Ferdinand Hodler, and Hans Emmenegger as sources of artistic inspiration for his landscape paintings and sometimes even replicates motifs from their paintings.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$17,128,641	53	$5,525,333

Turnover by Year



17.1M
12.8M
8.6M
4.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned ■ Sold ■ Unsold



61
45.75
30.5
15.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$3,608,000**

Offering Circular sec.gov/edgar

Painting





About Nicolas Party

Nicolas Party (b. 1980, Lausanne, Switzerland) is a contemporary artist and sculptor known for his vibrant, playful use of color. His primary medium is soft pastel, which heightens the intensity of his palettes and contributes to his unique visual language, which often returns to fantastical landscapes, still lifes and surrealist figures.

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NICOLAS

PARTY

b. 1980, SWITZERLAND



Pastel on canvas | 39 × 31 in. (99 × 78 cm)

Nicolas Party is a world-renowned contemporary artist best known for his whimsical portraits, still lifes, and landscapes created with vibrant soft pastels.

$3,608,000

INITIAL OFFERING

69.0%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

238.0%

RECORD PRICE APPRECIATION[3]

The Artwork is a prime example of Nicolas Party's stylized landscape paintings, which often feature sunsets or sunrises in imaginary forested environments. Nicolas Party uses a soft pastel painting technique popularized by the Rococo portraitist Rosalba Carriera in the early 1700s. Pastels were previously only used in preliminary sketches and studies; however, Carriera began creating her final compositions in pastel, because they were an accessible material for women artists who were not allowed to study oil painting at the academy or afford a proper studio space. Party pays homage to Carriera's legacy, which includes working with fabricators to expand the available colors in soft pastels. Surrounded by the verdant landscape of Lausanne, Switzerland, Nicolas Party has always painted landscapes. He cites the late 19th-century European landscape painters Félix Vallotton, Ferdinand Hodler, and Hans Emmenegger as sources of artistic inspiration for his landscape paintings and sometimes even replicates motifs from their paintings. Nicolas Party simplifies his natural landscapes into geometric shapes and bold, contrasting colors, intentionally removing any trace of human intervention on the land in his paintings. Giving his works simple titles, like or Landscape, Nicolas Party does not provide any context for his vibrant, unfa-miliar landscapes, adding to their mysterious, timeless, and utopian sensibility. The Artwork shares key charac-teristics with Nicolas Party's top auction record painting Blue sunset (2018), which is larger than the Artwork and sold for $6,667,293 (HKD 52,050,000) at Christie's Hong Kong on November 30, 2022. Both paintings feature the graphic sunset reflection, rippling water, trees, and full moon. The rich palette of the Artwork with vibrant gold, orange, teal, and fuschia hues against a dark navy back-ground make this an especially compelling landscape. The Artwork illustrates the sun setting and the moon rising over a forest and lake landscape. The lake's shore creates a straight horizon line, which divides the compo-sition in half. In the top half, trees in Nicolas Party's whim-sical, geometric style line the shore against a starry night with a full moon centered at the top. In the bottom half, the sunset's reflection in the rippling water creates a vertical orange column down the center and an ombre from navy blue to gold down the composition. Auction records for artworks similar in subject and style are led by the artist's top auction record Blue sunset (2018), which is larger than the Artwork and sold for $6,667,293 (HKD 52,050,000) at Christie's Hong Kong on November 30, 2022, followed by Landscape (2021), which sold for

AS OF OCTOBER 13, 2023, PARTY'S AUCTION RECORDS ARE LED BY BLUE SUNSET (2018), WHICH SOLD FOR $6,667,293 (HKD 52,050,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 30, 2022, STILL LIFE (2015), WHICH SOLD FOR $4,990,125 (HKD 39,095,000) AT CHRISTIE'S HONG KONG ON MAY 28, 2023, AND LANDSCAPE (2021), WHICH SOLD FOR $3,270,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021.

$3,270,000 at Christie's New York on November 9, 2021, and Landscape (2015), which sold for $2,958,329 (HKD 23,050,000) at Christie's Hong Kong on December 1, 2021.

Nicolas Party is represented internationally by Hauser & Wirth and Karma Gallery. The artist has been the subject of solo exhibitions at the Montreal Museum of Fine Arts, Le Consortium in Dijon, MASI Lugano, the FLAG Art Foundation in New York, M WOODS in Beijing, and the Magritte Museum in Brussels, among many other prestigious institutions. His work is also held in numerous permanent collections around the world, including the Morgan Library & Museum in New York, the Hirshhorn Museum and Sculpture Garden in Washington, DC, the Los Angeles County Museum of Art, the Museum of Fine Arts in Houston, Masahiro Maki Foundation in Tokyo, Kunsthaus Zurich, the Long Museum in Shanghai, Royal Museum of Fine Arts in Brussels, National Galleries of Scotland in Edinburgh, the Roche Art Collection in Basel, and Rubell Family Collection in Miami. In 2022, Phaidon published an extensive monograph on the artist with texts by Stéphane Aquin, Stefan Banz, Ali Subotnick, and Melissa Hyde. His popularity is reflected in the secondary market, ranking 109 worldwide with an annual turnover of $11,817,215 according to Artprice's Turnover 2023. Party's auction records are led by Blue sunset (2018), which sold for $6,667,293 (HKD 52,050,000) at Christie's Hong Kong on November 30, 2022, Still Life (2015), which sold for $4,990,125 (HKD 39,095,000) at Christie's Hong Kong on May 28, 2023, and Landscape (2021), which sold for $3,270,000 at Christie's New York on November 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$7M
$5.3M
$3.5M
$1.8M
2018
2018
2019
2019
2019
2020
2020
2020
2021
2021
2021
2022
2022
2022

Nicolas Party (b. 1980, Lausanne, Switzerland) is a world-renowned contemporary artist best known for his whimsical portraits, still lifes, and landscapes created with vibrant soft pastels. As a teenager in the 1990s, Party expressed his creativity through graffiti while simultaneously developing a traditional painting practice. The verdant landscape of Switzerland inspired him to pursue art in the tradition of European landscape painters like Félix Vallotton, Ferdinand Hodler, and Hans Emmenegger. Party attended the Lausanne School of Art from 2001 to 2004 and went on to receive his Master's of Fine Arts from the Glasgow School of Art between 2007 and 2009. Throughout his studies, Party's sources of inspiration expanded to include other art movements, such as Renaissance, Romanticism, Surrealism, and 20th-century figurative painting. His preference for working with soft pastels speaks to his reverence of traditional art-making techniques, particularly the influence of the eighteenth-century artist Rosalba Carriera who popularized soft pastels as a medium of serious portraiture. In 2010, Party held his first solo exhibition at La Placette in Lausanne, which was quickly followed by exhibitions throughout Europe and the United Kingdom. In 2012, he held his first solo exhibition in New York at the Swiss Institute. Party describes his artworks like characters in a play and his exhibition like a stage set, creating murals that frame his hung works and introducing sculptures into the space to complete his metaphor. In 2019, the FLAG Art Foundation commissioned Party to harness his immersive exhibition design for an installation that paired works from their permanent collection with original pastel murals. Party currently lives and works between New York and Brussels.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Nicolas Party with the following criteria: Natural landscapes on canvas executed in vertical format where height is greater than length, excluding works from the Rocks series. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 69.0% CAGR implied from selected sales occurring from September 21, 2018, to November 30, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Nicolas Party have a record price compound annual growth rate ("CAGR") of 238.0% from June 15, 2016 to June 30, 2023. This calculation is based on (i) a record price of $1,037 on June 15, 2016, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,508,042, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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